United States

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 14, 2015

FNB BANCORP

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

000-49693	92-2115369
(Commission File Number)	(IRS Employer Identification No.)

975 El Camino Real, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:          (650) 588-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 14, 2015, the registrant, FNB Bancorp, and its wholly owned banking subsidiary, First National Bank of Northern California, entered into an Agreement and Plan of Reorganization and Merger dated as of May 14, 2015 (the “Agreement”) to acquire all of the outstanding common stock and preferred stock of America California Bank, a California banking corporation with its head office in San Francisco, California. The all-cash purchase price to be paid for the shares at the closing is $10.60 per share, or approximately $21,510,000. Consummation of the transaction is expected to occur in the third quarter of 2015 but not later than September 30, 2015, subject to the satisfaction of various closing conditions, including the receipt of all necessary bank regulatory approvals, and other conditions customary for transactions of this type, including the approval of the shareholders of America California Bank.

A copy of the Agreement is attached to this report as Exhibit 2.1 and is incorporated here by reference. All Schedules referenced in the Agreement have been omitted because they contain confidential customer information or make reference to other persons or transactions of a confidential nature or, in the view of the registrant, they would not contribute significantly to an understanding of the material terms and conditions of the share purchase transaction. All omitted Schedules will be furnished supplementally to the Commission upon request.

A copy of the news release issued by the registrant and the Company on May 14, 2015 is attached to this report as Exhibit 2.2 and is incorporated here by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

2.1	Agreement and Plan of Reorganization and Merger dated as of May 14, 2015

2.2	News release of May 14, 2015, announcing the signing of the Agreement and Plan of Reorganization and Merger dated as of May 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB BANCORP (Registrant)

Dated: May 15, 2015.	By:	/s/ David A. Curtis
David A. Curtis
Senior Vice President and
Chief Financial Officer